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                                                       EXHIBIT 99

                       SPRINT CORPORATION

              COMPUTATION OF SUPPLEMENTAL PRO FORMA
               RATIOS OF EARNINGS TO FIXED CHARGES

  The following schedule computes the ratios of earnings to fixed charges of the Registrant, on a pro forma basis giving effect to the proposed acquisition of 100% of the ownership and control of the wireless telephony businesses currently operating under the Sprint PCS brand name (other than a 40.8% minority interest in the wireless telephone business that serves the Los Angeles, San Diego and Las Vegas areas) and to the assumed refinancing of existing indebtedness with the proceeds from the offering of $5 billion of Notes pursuant to the Prospectus Supplement dated November 10, 1998, to the Prospectus dated October 23, 1998, forming a part of Registration Statement No. 333-65649.

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

                                         			    Year
                                         Nine Months      Ended
                                            Ended        December
                                        September 30,       31,
                                            1998           1997
                                             (in millions)
Pro forma earnings
  Income (loss) from continuing         $ (34.9)         $ 410.2
  operations before taxes
  Capitalized interest                   (125.6)          (198.5)
  Equity in losses of less than 50         81.3            212.8
  percent owned entities
  Minority interest in majority-owned     (99.0)           (81.1)
  subsidiaries
  Subtotal                               (178.2)           343.4

Pro forma fixed charges
  Interest charges                        573.3            484.8
  Interest factor of operating rents      132.8            151.8
  Pre-tax cost of preferred stock           0.1              0.3
  dividends of subsidiaries
  Total pro forma fixed charges           706.2            636.9

Pro forma earnings, as adjusted         $ 528.0          $ 980.3

Pro forma ratio of earnings to fixed       (a)               1.54
charges

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(a)  Pro forma earnings, as adjusted, were inadequate to cover fixed charges by $178.2 million for the nine months ended
     September 30, 1998.

  The above ratios were computed by dividing pro forma fixed charges into the sum of pro forma earnings (after certain adjustments) and pro forma fixed charges. Pro forma earnings include income from continuing operations before taxes, plus equity in the net losses of entities that are less than 50% owned by the Registrant, less minority interest and capitalized interest. Pro forma fixed charges include (1) interest on all debt of continuing operations (including amortization of debt issuance costs), (2) the interest component of operating rents, and (3) the pre-tax cost of subsidiary preferred stock dividends.